Exhibit 99(b)

STOCKHOLDERS SUPPORT AGREEMENT

STOCKHOLDERS SUPPORT AGREEMENT, dated as of September 7, 2006 (this “Agreement”) by and among between TUMBLER MERGER CORP., a Delaware corporation (“Offeror”) and each of the stockholders whose names appear on the signature pages of this Agreement (each a “Major Stockholder” and, collectively, the “Major Stockholders”).

WHEREAS, as of the date hereof, each Major Stockholder represents and warrants to Offeror that such Major Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.01 per share (“Company Common Stock”), of BIOLOK INTERNATIONAL INC., a Delaware corporation (the “Company”), as set forth opposite such Major Stockholder’s name on  Exhibit A  hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement, including shares of Company Common Stock issuable upon the exercise of options to purchase Company Common Stock, being referred to herein as the “Shares”); and

WHEREAS, Offeror, Tumbler Holdings, Inc. and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Major Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Offeror with and into the Company (the “Merger”);

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

1.  Tender of Shares. Promptly following the commencement of the Offer, each Major Stockholder hereby agrees that such Major Stockholder (a) shall tender, or cause to be tendered, to the Offeror in the Offer, as promptly as practicable, but in any event within five business days of such commencement, all of such Major Stockholder’s Shares pursuant to the terms of the Offer, and (b) shall not withdraw, or cause to be withdrawn, the tender of such Shares.

2.  Grant of Proxy. Each Major Stockholder, by this Agreement, with respect to such Major Stockholder’s Shares, hereby grants an irrevocable proxy to Offeror (and agrees to execute such documents or certificates evidencing such proxy as Offeror may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Major Stockholder’s Shares (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, (b) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Competing Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. Each Major Stockholder further agrees to cause such Major Stockholder’s Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Major Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

3.  Transfer of Shares. Each Major Stockholder agrees that such Major Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), Lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (d) take any action that would make any representation or warranty of such Major Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Major Stockholder from performing such Major Stockholder’s obligations hereunder.

4.  Representations and Warranties of the Stockholders. Each Major Stockholder hereby severally, but not jointly, represents and warrants to Offeror as follows:

4.1  If such Major Stockholder is a corporation or other legal entity, such Major Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Major Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Major Stockholder and the consummation by such Major Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Major Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Major Stockholder and, assuming the due authorization, execution and delivery by Offeror and that this Agreement constitutes legal, valid and binding obligation of Offeror, constitutes the legal, valid and binding obligation of such Major Stockholder, enforceable against such Major Stockholder in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

4.2  The execution and delivery of this Agreement by such Major Stockholder do not, and the performance of this Agreement by such Major Stockholder will not, (i) if such Major Stockholder is a corporation or other legal entity, conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of such Major Stockholder or (ii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of such Major Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

4.3  The execution and delivery of this Agreement by such Major Stockholder do not, and the performance of this Agreement by such Major Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act.

4.4  With respect to any Major Stockholder who is a natural person, the failure of the spouse, if any, of such Major Stockholder to be a party or signatory to this Agreement shall not (i) prevent such Major Stockholder from performing such Major Stockholder’s obligations and consummating the transactions contemplated hereunder, or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Major Stockholder in accordance with its terms.

5.  No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or knowingly encourage the submission of, any Competing Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Competing Proposal; provided, however, that nothing in this Section 5 shall prevent the Major Stockholder, in such Major Stockholder’s capacity as a director or executive officer of the Company from engaging in any activity permitted pursuant to Section 5.2 of the Merger Agreement. Each Major Stockholder shall, and shall direct or cause such Major Stockholder’s representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Competing Proposal.

6.  Information for Offer Documents and Proxy Statement; Disclosure. Each Major Stockholder represents and warrants to Offeror that none of the information relating to such Major Stockholder and such Major Stockholder’s affiliates provided in writing by or on behalf of such Major Stockholder or such Major Stockholder’s affiliates for inclusion in the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement are filed with the SEC or are first published, sent or given to the stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Major Stockholder authorizes and agrees to permit Offeror to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Major Stockholder’s identity and ownership of Shares and the nature of such Major Stockholder’s commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

7.  Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require any Major Stockholder to attempt to) limit or restrict any designee of a Major Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Major Stockholder solely in such Major Stockholder’s capacity as a stockholder of the Company).

8.  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Offeror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Major Stockholders, and Offeror shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Major Stockholder in the voting of any of the Shares, except as otherwise provided herein.

9.  Termination. This Agreement shall terminate and shall have no further force or effect as of the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) such date and time as any amendment or change to the Merger Agreement is effected without the Major Stockholder’s consent that (A) decreases the Per Share Amount or (B) materially and adversely affects the Major Stockholder.

10.  Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature pages of this Agreement; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Offeror may assign all or any of its rights and obligations hereunder to any affiliate of Offeror, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; this Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of Offeror, in the case of any Major Stockholder, or at the request of the Major Stockholders, in the case of Offeror, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement; EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TUMBLER MERGER CORP.

By	/s/ Mortimer Berkowitz III
Mortimer Berkowitz III, President

Major Stockholder

RADIUS VENTURE PARTNERS II, L.P.

By:	Radius Venture Partners II, LLC,
its General Partner

By:	/s/ Daniel C. Lubin
Printed name and title (if applicable):
Daniel C. Lubin
Managing Member